Exhibit 21

SUBSIDIARIES OF THE COMPANY AS OF FEBRUARY 26, 2011

Pier 1 Assets, Inc., a Delaware corporation

Pier 1 Licensing, Inc., a Delaware corporation

Pier 1 Imports (U.S.), Inc., a Delaware corporation

Pier 1 Funding, LLC, a Delaware limited liability company

Pier 1 Value Services, LLC, a Virginia limited liability company

Pier Lease, Inc., a Delaware corporation

Pier-SNG, Inc., a Delaware corporation

Pier Group, Inc., a Delaware corporation

PIR Trading, Inc., a Delaware corporation

Pier International Limited, a Hong Kong private limited company

Pier 1 Beverages, LLC, a Texas limited liability company

Pier Alliance Ltd., a Bermuda company

Pier 1 Holdings, Inc., a Delaware corporation

Pier 1 Services Company, a Delaware statutory trust